Exhibit 23.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") entered into as of this 1st day of March 2009, between Geenius, Inc., ("the Company") and John Steen, CPA (the "Consultant").

         WHEREAS, the Company desires to employ the Consultant to assist the Company in its initial organization, and the Consultant is willing to render such services, subject to the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

           1.  Term of Affiliation.

             (a) Term. The Company hereby employs the Consultant, and the Consultant hereby accepts affiliation with the Company for a period commencing on March 1, 2009, the date of this Agreement and ending on December 31, 2009.

 2.  Duties.

             (a) General Duties. The Consultant shall assist the Company with its initial accounting activities, as requested by the president and vice president of the Company.

             (b) Consultant agrees to devote the necessary time to complete the duties requested of him, provided those duties do not require more than 12 hours of work in any one week.

3.  Compensation and Expenses.

             (a) For the services of the Consultant to be rendered under this Agreement, the Company shall issue the Consultant 300,000 shares of its Common Stock, $.005 par value.

4. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:	Geenius Inc, 4464 Long Lake Road Melbourne, FL 32934

To the Consultant:	John Steen 5715 Thames Court Dallas, TX 75252

         IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date and year first above written.

On behalf of the Company:

Tom Rudmik, President and Chief Consultant Officer

                           Date

On behalf of the Consultant:

John Steen, CPA, as an Individual

                           Date